Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS EARNINGS OF $0.34 PER SHARE AND
RAISES 2004 EARNINGS TARGET TO AT LEAST $1.47 PER SHARE

– OM% Increases to 13.1%; Backlog Grows to $1.168 Billion –

Princeton, New Jersey, April 21, 2004 – Covance Inc. (NYSE: CVD) today reported earnings for its first quarter ended March 31, 2004 of $0.34/diluted share, 21% growth over the same period in 2003.

“Covance started the year off with a strong first quarter,” said Chris Kuebler, Chairman and CEO. “Financial results were led by robust performance in our Early Development segment, which recorded 15% revenue growth and record operating margins of 23.3% in the quarter. As expected, Late-Stage Development results were impacted by the below target net orders experienced by our central laboratories in the first half of 2003. However, based on the stronger order performance across the segment in the last three quarters, we expect revenue and operating income performance to improve next quarter in Late-Stage Development and accelerate for the remainder of 2004. The current market environment for Covance’s drug development services and our continuing increase in productivity leads us to raise our 2004 earnings target from at least $1.43 per share to at least $1.47 per share.”

“Very strong demand in our early development services and the stronger late-stage market environment helped us achieve our fourth consecutive quarter of orders growth, resulting in a record level of backlog,” said Joe Herring, President and COO. “The strong global market for early development services, combined with the landmark contract for dedicated toxicology capacity in our Wisconsin toxicology facility executed this quarter, has accelerated our decision to further expand our toxicology facilities in both the United States and England. In addition, our global chemistry operations had a very strong quarter, providing significant contribution to both our top-line growth and operating margins, and we expect their strong performance to continue.  Productivity improvements across the company continue to contribute to increasing levels of both revenue per employee and operating margin per employee. We expect that these improvements will drive further growth in operating margin from the 13.1% level we achieved this quarter.”

Consolidated Results

($ in millions except EPS)	1Q04	1Q03	Change
Net Revenues	$244.2	$233.4	4.6%
Reimbursable Out-of-Pockets	$7.3	$9.6
Total Revenues	$251.5	$243.0

Costs and Expenses	$212.1	$205.8	3.1%
Reimbursable Out-of-Pockets	$7.3	$9.6
Total Costs and Expenses	$219.4	$215.4

Operating Income	$32.1	$27.6	16.2%
Operating Margin %	13.1%	11.8%

Net Income	$22.2	$17.9	23.7%
Diluted EPS	$0.34	$0.28	21.4%

Net revenues for the first quarter of 2004 increased 4.6% to $244.2 million compared to $233.4 million in the first quarter of 2003. Costs and expenses for the first quarter of 2004 increased 3.1% to $212.1 million, compared to $205.8 million in the first quarter of 2003.

Consolidated operating income for the first quarter of 2004 increased 19.1% to $32.1 million, compared to $27.6 million in the first quarter of 2003. Operating margin for the first quarter of 2004 was 13.1% compared to 11.8% for the first quarter of last year.

Net income for the first quarter of 2004 increased 23.7% to $22.2 million or $0.34/diluted share compared to $17.9 million or $0.28/diluted share for the first quarter of last year.

Operating Segment Results

Early Development

($ in millions)	1Q04	1Q03	Change
Net Revenues	$115.3	$100.0	15.3%
Operating Income	$26.9	$19.1	41.0%
Margin%	23.3%	19.1%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, and Phase I clinical trial services. Early Development net revenues for the first quarter of 2004 grew 15.3% to $115.3 million compared to $100.0 million in the first quarter of 2003, driven primarily by strong performances in our toxicology and chemistry services.  Early Development net revenues are expected to continue to grow in the double digits for the foreseeable future.

Operating income for the first quarter of 2004 increased 41.0% to $26.9 million compared to $19.1 million for the first quarter of last year. Operating margin for the first quarter of 2004 was a record 23.3% versus 19.1% in first quarter of the prior year. Operating margin improvement was broad-based and reflected strong performances in our toxicology and chemistry services.

Late-Stage Development

($ in millions)	1Q04	1Q03	Change
Net Revenues	$128.9	$133.4	-3.4%
Operating Income	$18.5	$19.1	-3.6%
Margin%	14.3%	14.3%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, commercialization services (Phase IV studies and health economic and outcomes services), and central diagnostic services. Late-Stage Development net revenues for the first quarter of 2004 were $128.9 million compared to $133.4 million in the first quarter of 2003. Revenue performance should improve in the second quarter and that improvement is expected to accelerate throughout 2004.

Operating income for the first quarter of 2004 was $18.5 million compared to $19.1 million in the first quarter of the prior year. For the first quarter of 2004, operating margin was unchanged from the 14.3% recorded for the first quarter last year. Clinical development experienced strong year on year and sequential margin growth.  Overall operating margins were impacted by lower volume levels in our central laboratories. Late-Stage Development operating margins are expected to increase during 2004 and, on a full year basis, exceed the 15.0% margin experienced in 2003.

Corporate Information

The Company’s backlog was a record $1,168 million at March 31, 2004 compared to $1,134 million at December 31, 2003 and $1,083 million at March 31, 2003.

The Company continues to have no debt outstanding and reported cash and cash equivalents of $144.2 million at March 31, 2004 versus $171.6 million at December 31, 2003. The sequential reduction in cash for the quarter was due to the payment of 2003 bonuses, the repurchase of approximately 1.2 million shares of common stock, and a $20.7 million equity investment in one of our existing suppliers of research products. Capital expenditures for the first quarter totaled $9.1 million. We continue to expect 2004 capital spending to be in the range of $60 million to $70 million and 2004 free cash flow (cash from operations less capital spending) to be in the range of $85 million to $95 million.

Net Days Sales Outstanding (DSO) were 48 days at March 31, 2004 versus 45 days at December 31, 2003 and 49 days at March 31, 2003.

The Company’s investor conference call will be webcast on April 22 at 9:00 am EDT. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with 2003 net revenues of $940 million, global operations in 18 countries, and approximately 6,300 employees worldwide. Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this presentation, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry R&D spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume in central laboratory, clinical development, and commercialization services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2004	2003

Net revenues	$244,243	$233,396
Reimbursable out-of-pockets	7,257	9,653
Total revenues	251,500	243,049

Costs and expenses:
Cost of revenue	161,576	161,020
Reimbursed out-of-pocket expenses	7,257	9,653
Selling, general and administrative	38,854	33,620
Depreciation and amortization	11,738	11,159
Total costs and expenses	219,425	215,452

Income from operations	32,075	27,597

Other (income) expense, net:
Interest (income) expense, net	(544)	32
Foreign exchange transaction loss, net	200	62
Other (income) expense, net	(344)	94

Income before taxes and equity investee earnings	32,419	27,503

Taxes on income	10,516	9,762

Equity investee earnings	266	177

Net income	$22,169	$17,918

Basic earnings per share	$0.35	$0.29

Weighted average shares outstanding - basic	62,594,930	61,585,312

Diluted earnings per share	$0.34	$0.28

Weighted average shares outstanding - diluted	64,584,530	63,328,585

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2004 and DECEMBER 31, 2003

(Dollars in thousands)

	March 31	December 31
	2004	2003
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$144,227	$171,600
Accounts receivable, net	153,505	156,799
Unbilled services	49,999	44,053
Inventory	39,425	39,926
Deferred income taxes	8,247	6,230
Prepaid expenses and other current assets	48,765	31,246
Total Current Assets	444,168	449,854

Property and equipment, net	281,901	284,413
Goodwill, net	56,876	56,876
Other assets	37,584	16,482

Total Assets	$820,529	$807,625

LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$20,053	$20,129
Accrued payroll and benefits	41,873	50,433
Accrued expenses and other current liabilities	36,444	37,035
Unearned revenue	74,043	82,227
Income taxes payable	7,799	-
Total Current Liabilities	180,212	189,824

Deferred income taxes	38,620	36,776
Other liabilities	17,804	17,044
Total Liabilities	236,636	243,644

Stockholders' Equity:
Common stock	678	663
Paid-in capital	233,290	199,534
Retained earnings	417,414	395,245
Cumulative translation adjustment	21,618	21,960
Treasury stock	(89,107)	(53,421)
Total Stockholders' Equity	583,893	563,981

Total Liabilities and Stockholders' Equity	$820,529	$807,625

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31

	2004	2003
Cash flows from operating activities:
Net income	$22,169	$17,918
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,738	11,159
Stock issued under employee benefit and stock compensation plans	3,312	3,089
Deferred income tax provision	(173)	1,779
Other	(131)	129
Changes in operating assets and liabilities:
Accounts receivable	3,294	2,372
Unbilled services	(5,946)	(6,906)
Inventory	501	(156)
Accounts payable	(76)	(2,461)
Accrued liabilities	(9,151)	(23,055)
Unearned revenue	(8,184)	(14,206)
Income taxes payable	7,799	-
Other assets and liabilities, net	(11,968)	(2,249)
Net cash provided by (used in) operating activities	13,184	(12,587)

Cash flows from investing activities:
Investment in affiliate	(20,741)	-
Capital expenditures	(9,091)	(8,468)
Other, net	73	(68)
Net cash used in investing activities	(29,759)	(8,536)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	25,779	13,410
Purchase of treasury stock	(35,686)	(12,131)
Net cash (used in) provided by financing activities	(9,907)	1,279

Effect of exchange rate changes on cash	(891)	770

Net change in cash and cash equivalents	(27,373)	(19,074)

Cash and cash equivalents, beginning of period	171,600	75,913

Cash and cash equivalents, end of period	$144,227	$56,839